Exhibit 99.1
FOR IMMEDIATE RELEASE
BROCADE CONTACTS

Investor Relations	Media Relations
Shirley Stacy	Leslie Davis
Tel: 408-333-5752	Tel: 408-333-5260
sstacy@brocade.com	lmdavis@brocade.com
BROCADE ANNOUNCES PRELIMINARY FOURTH QUARTER FISCAL 2005 RESULTS
Strong Demand Drives Better Than Expected Results
SAN JOSE, Calif.—November 16, 2005— Brocade Communications Systems, Inc. (Nasdaq: BRCDE) today announced preliminary results for the fourth quarter of fiscal 2005 (Q4 05), ending October 29, 2005. Brocade expects to report net revenue for Q4 05 in a range of $144 to $146 million and diluted GAAP earnings per share of $0.00 to $0.01. GAAP earnings per share is expected to include charges of approximately: $5.2 million loss on investments primarily associated with the defeasance of the Company’s 2% Convertible Notes, $4.7 million for taxes and other fees in connection with the repatriation of foreign earnings, $4.9 million related to the internal review and SEC investigation, $0.7 million for stock-based compensation, $(0.5) million reversal of previously recorded restructuring charges, and a $2.7 million income tax expense, which totals approximately $0.06 per diluted share. Revenue and earnings per share are estimated to be at or above the high-end of the Company’s previous guidance issued on August 18, 2005 for revenue in a range of $140 to $145 million, and diluted non-GAAP earnings per share in a range of $0.03 to $0.04. Gross margin for Q4 05 is expected to be in a range of 55 to 56 percent, which is within the Company’s previous guidance of 55 to 57 percent. Gross margin for Q4 05 reflects additional excess and obsolete inventory reserves recorded in connection with the faster than expected transition from 2Gbit to the new 4Gbit product family. Cash from operations is expected to be in a range of $36 to $38 million and day sales outstanding (DSO) is expected to be in a range of 44 to 46 days.
Brocade Communications Systems, Inc.
1745 Technology Dr. San Jose, CA95110
T 408.333.800 F 408.333.8101
www.brocade.com

Sell-through, a measurement of OEM and channel partner sales to end-users, is expected to be in a range of $157 to $160 million for Q4 05, an increase of 10 to 12 percent from Q3 05 sell-through of $143.2 million, and above the Company’s prior expectation of $145 to $150 million. The Company’s management references sell-through information to make decisions regarding operational performance including planning and forecasting of future periods.
The Company attributed its better than expected results to strong demand, particularly for directors and embedded switches for bladed servers. In addition, sales of directors in Q4 05 benefited from pent up demand associated with the introduction of the SilkWorm 48000 director which began shipping in volume in Q4 05.
During the fourth quarter, the number of weeks of inventory of switches and directors held by Brocade OEM partners decreased by nearly one week, to approximately two and a half weeks of inventory on hand. The Company had previously expected to end Q4 05 with approximately three weeks of partner inventory. The greater than expected reduction was attributed to stronger than expected sell-through in the final weeks of the quarter.
These preliminary results are based on management’s initial estimates of operating results and there is no assurance that the estimates and amounts will not change.
Brocade expects to report financial results for its fourth quarter and fiscal year 2005 on Tuesday, December 6, 2005 before the market opens. Financial results will be released over PR Newswire and First Call. Following the press release, Brocade will host a conference call at 5:30 a.m. PT (8:30 a.m. ET). The call is being audio webcast live via the Internet at www.brocade.com/investors. A replay of the conference call will be available via webcast at www.brocade.com/investors for twelve months.
Cautionary Statement
This press release contains statements that are forward-looking in nature, including statements regarding the Company’s financial results for the fourth quarter of fiscal 2005, market acceptance of the Company’s products, particularly directors and embedded switches for bladed servers, and levels of partner inventory. These statements are based on current expectations on the date of this press release and involve risks and uncertainties, which may cause actual results to differ significantly from the Company’s estimates. The risks include, but are not limited to, adjustments resulting from the quarter and year-end close process and audit by the Company’s independent auditors of the financial results for the fourth quarter and year-ended October 29, 2005; market acceptance of the Company’s new 4Gbit/sec technology and related products, including the rate of customer adoption of such products; the on-going Securities and Exchange Commission and Department of Justice investigation, which may result in further changes to the Company’s historical financial results and accounting practices; the possibility that Nasdaq may not conclude that the Company is fully compliant with Nasdaq’s listing requirements, which may result in the delisting of the Company’s common stock; the Company’s ability to manage inventory levels and distribution channels through the product line transition; the effect of competition, including pricing pressure; the Company’s ability to anticipate future OEM and end-user product needs or to accurately forecast end-user demand; and the Company’s ability to manage its business effectively in a rapidly evolving market. These and other risks are set forth in more detail in the section entitled “Risk Factors” under “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s quarterly report on Form 10-Q for the third quarter ended July 30, 2005. Brocade assumes no obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.
About Brocade
Brocade delivers the industry’s leading platforms and solutions for intelligently connecting, managing, and optimizing IT resources in shared storage environments. The world’s premier systems, server, and storage providers offer the Brocade SilkWorm family of fabric switches and software as the foundation for SAN solutions in organizations of all sizes. In addition, the Brocade Tapestry™ family of application infrastructure solutions extends the ability to proactively manage and optimize application and information resources across the enterprise. Using Brocade solutions, organizations are better positioned to reduce cost, manage complexity, and satisfy business compliance requirements through optimized use and management of their application infrastructures. For more information, visit the Brocade Web site at www.brocade.com or contact the company at info@brocade.com.

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NOTE: Brocade, the Brocade B weave logo, Fabric OS, Secure Fabric OS, and SilkWorm are registered trademarks, and Tapestry is a trademark, of Brocade Communications Systems, Inc., in the United States and/or in other countries. All other brands, products, or service names are or may be trademarks or service marks of, and are used to identify, products or services of their respective owners.